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                                                                  Exhibit (h)(1)


                       FUND ACCOUNTING SERVICING AGREEMENT

         THIS AGREEMENT is made and entered into as of this 1ST day of February, 2001, by and between The Dow Target Variable Fund LLC, a limited liability company organized under the laws of the State of Ohio (the "Corporation") and Firstar Mutual Fund Services, LLC, a limited liability company organized under the laws of the State of Wisconsin ("FMFS").

         WHEREAS, the Corporation is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Corporation is authorized to create separate series, each with its own separate investment portfolio;

         WHEREAS, FMFS is a limited liability company and, among other things, is in the business of providing mutual fund accounting services to investment companies; and

         WHEREAS, the Corporation desires to retain FMFS to provide accounting services to each series of the Corporation listed on Exhibit A attached hereto, (each hereinafter referred to as a "Fund"), as it may be amended from time to time.

         NOW, THEREFORE, in consideration of the mutual agreements herein made, the Corporation and FMFS agree as follows:

1.       APPOINTMENT OF FUND ACCOUNTANT

                  The Corporation hereby appoints FMFS as Fund Accountant of the Corporation on the terms and conditions set forth in this Agreement, and FMFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

2.       DUTIES AND RESPONSIBILITIES OF FMFS

         FMFS shall perform the following services for the Corporation:

         A.       Portfolio Accounting Services:

                  (1) Maintain portfolio records on a trade date+1 basis using security trade information communicated from the investment manager;

                  (2) For each valuation date, obtain prices from a pricing source approved by the Board of Directors of the Corporation and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Directors of the Corporation shall approve, in good faith, the method for determining the fair value for such securities;


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                  (3)      Identify interest and dividend accrual balances as of
                           each valuation date and calculate gross earnings on investments for the accounting period; and

                  (4) Determine gain or loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

         B.       Expense Accrual and Payment Services:

                  (1) For each valuation date, calculate the expense accrual amounts as directed by the Corporation as to methodology, rate or dollar amount;

                  (2) Record payments for Fund expenses upon receipt of written authorization from the Corporation;

                  (3) Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail agreed upon by FMFS and the Corporation; and

                  (4)      Provide expense accrual and payment reporting.

         C.       Fund Valuation and Financial Reporting Services:

                  (1) Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the transfer agent on a timely basis;

                  (2) Apply equalization accounting as directed by the Corporation;

                  (3) Determine net investment income (earnings) for the Fund as of each valuation date;

                  (4) Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date;

                  (5) Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon;

                  (6) Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund's prospectus;

                  (7) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund;




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                  (8)      Communicate, at an agreed upon time, the per share
                           price for each valuation date to parties as agreed upon from time to time; and

                  (9) Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

         D.       Tax Accounting Services:

                  (1) Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for IRS-defined regulated investment companies;

                  (2) Maintain tax lot detail for the investment portfolio of each Fund;

                  (3) Calculate taxable gain or loss on security sales using the tax lot relief method designated by the Corporation; and

                  (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

         E.       Compliance Control Services:

                  (1) Support reporting to regulatory bodies and support financial statement preparation by making the Fund's accounting records available to the Corporation, the Securities and Exchange Commission, and the independent auditors; and

                  (2) Maintain accounting records according to the 1940 Act and regulations provided thereunder.

         F. FMFS will perform the following accounting functions on a daily basis:

                  (1) Reconcile cash and investment balances of each Fund with the Fund's custodian, and provide the Fund's investment adviser with the beginning cash balance available for investment purposes;

                  (2) Transmit or mail a copy of the portfolio valuation to the Fund's investment adviser; and

                  (3) Review the impact of current day's activity on a per share basis, review changes in market value.

         G.       In addition, FMFS will:

                  (1)      Prepare monthly security transactions listings; and

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                  (2)      Supply various Corporation, Fund and class
                           statistical data as requested by the Corporation on an ongoing basis.

3.       PRICING OF SECURITIES

                  For each valuation date, FMFS shall obtain prices from a pricing source selected by FMFS but approved by the Board of Directors and apply those prices to the portfolio positions of the Fund. For those securities where market quotations are not readily available, the Board of Directors of the Corporation shall approve, in good faith, the method for determining the fair value for such securities.

                  If the Corporation desires to provide a price that varies from the designated pricing source, the Corporation shall promptly notify and supply FMFS with the valuation of any such security on each valuation date. All pricing changes made by the Corporation will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

4.       CHANGES IN ACCOUNTING PROCEDURES

                  Any resolution passed by the Board of Directors of the Corporation that affects accounting practices and procedures under this Agreement shall be effective as to FMFS upon written receipt and acceptance by FMFS.

5.       CHANGES IN EQUIPMENT, SYSTEMS, SERVICE, ETC.

                  FMFS reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Corporation under this Agreement. FMFS shall promptly notify the Corporation, in writing, of any such change.

6.       COMPENSATION

                  FMFS shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit A and as mutually agreed upon and amended from time to time. The Corporation agrees to pay all fees and reimbursable expenses within ten (10) business days following the receipt of the billing notice. Notwithstanding anything to the contrary, amounts owed by the Corporation to FMFS shall only be paid out of the assets and property of the particular Fund involved.

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7.       PERFORMANCE OF SERVICE;  LIMITATION OF LIABILITY

         A. FMFS shall exercise reasonable care in the performance of its duties under this Agreement. FMFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Corporation in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FMFS's control, except a loss arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if FMFS has exercised reasonable care in the performance of its duties under this Agreement, the Corporation shall indemnify and hold harmless FMFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FMFS may sustain or incur or which may be asserted against FMFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement,
                  (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FMFS by any duly authorized officer of the Corporation, such duly authorized officer to be included in a list of authorized officers furnished to FMFS and as amended from time to time and furnished to FMFS, in writing, by the Secretary or other appropriate officer of the Corporation.

                  FMFS shall indemnify and hold the Corporation harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which the Corporation may sustain or incur or which may be asserted against the Corporation by any person arising out of any action taken or omitted to be taken by FMFS as a result of FMFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

                  In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FMFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FMFS's control. FMFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FMFS. FMFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Corporation shall be entitled to inspect FMFS's premises and operating capabilities at any time during regular business hours of FMFS, upon reasonable notice to FMFS.


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                  Regardless of the above, FMFS reserves the right to reprocess and correct administrative errors at its own expense.

         B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim which may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

         C. FMFS is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Corporation's Articles of Incorporation and agrees that obligations assumed by the Corporation pursuant to this Agreement shall be limited in all cases to the Corporation and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of such series. FMFS further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of a series of the Corporation, nor from the Directors or any individual Director of the Corporation.

8.       PROPRIETARY AND CONFIDENTIAL INFORMATION

                  FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Corporation all records and other information relative to the Corporation and prior, present, or potential shareholders of the Corporation (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Corporation, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Corporation.
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9.       TERM OF AGREEMENT

                  This Agreement shall become effective as of the date hereof and will continue in effect unless terminated as hereinafter provided. This Agreement may be terminated by either party upon the expiration of any term by the delivery to the other party of ninety (90) days prior written notice of such termination. However, this Agreement may be amended by mutual written consent of the parties at any time.

10.      RECORDS

                  FMFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Corporation but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act, and the rules thereunder. FMFS agrees that all such records prepared or maintained by FMFS relating to the services to be performed by FMFS hereunder are the property of the Corporation and will be preserved, maintained, and made available in accordance with such section and rules of the 1940 Act and will be promptly surrendered to the Corporation on and in accordance with its request.

11.      GOVERNING LAW

                  This Agreement shall be construed in accordance with the laws of the State of Wisconsin. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

12.      DUTIES IN THE EVENT OF TERMINATION

                  In the event that in connection with termination, a successor to any of FMFS's duties or responsibilities hereunder is designated by the Corporation by written notice to FMFS, FMFS will promptly, upon such termination and at the expense of the Corporation transfer to such successor all relevant books, records, correspondence and other data established or maintained by FMFS under this Agreement in a form reasonably acceptable to the Corporation (if such form differs from the form in which FMFS has maintained the same, the Corporation shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FMFS's personnel in the establishment of books, records and other data by such successor.

13.      NO AGENCY RELATIONSHIP

                  Nothing herein contained shall be deemed to authorize or empower FMFS to act as agent for the Corporation, or to conduct business in the name of, or for the account of the Corporation.

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14.      DATA NECESSARY TO PERFORM SERVICES

                  The Corporation or its agent, which may be FMFS, shall furnish to FMFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If FMFS is also acting in another capacity for the Corporation, nothing herein shall be deemed to relieve FMFS of any of its obligations in such capacity.

15.      NOTIFICATION OF ERROR

                  The Corporation will notify FMFS of any discrepancy between FMFS and the Corporation, including, but not limited to, failing to account for a security position in the Fund's portfolio, by the later of: within three (3) business days after receipt of any reports rendered by FMFS to the Corporation; within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

16.      NOTICES

                  Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows: Notice to FMFS shall be sent to:

                           Firstar Mutual Fund Services, LLC
                           615 East Michigan Street
                           Milwaukee, WI  53202

         and notice to the Corporation shall be sent to:

                           The Dow Target Variable Fund LLC
                           Attention:  Dennis Taney
                           One Financial Way
                           Cincinnati, OH  45242

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

THE DOW TARGET VARIABLE FUND LLC         FIRSTAR MUTUAL FUND SERVICES, LLC


By:______________________________        By: ________________________________


Title:   ________________________        Title:  ____________________________


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                            FUND ACCOUNTING SERVICES
                               ANNUAL FEE SCHEDULE

                                                                       EXHIBIT A

                   Separate Series of Ohio National Fund, Inc.

NAME OF SERIES                                                 DATE ADDED
--------------                                                 ----------

JANUARY DOW TARGET 5                                             3/1/01
FEBRUARY DOW TARGET 5                                            3/1/01
MARCH DOW TARGET 5                                               3/1/01
APRIL DOW TARGET 5                                               3/1/01
MAY DOW TARGET 5                                                 3/1/01
JUNE DOW TARGET 5                                                3/1/01
JULY DOW TARGET 5                                                3/1/01
AUGUST DOW TARGET 5                                              3/1/01
SEPTEMBER DOW TARGET 5                                           3/1/01
OCTOBER DOW TARGET 5                                             3/1/01
NOVEMBER DOW TARGET 5                                            3/1/01
DECEMBER DOW TARGET 5                                            3/1/01
DOGS OF THE DOW JANUARY                                          3/1/01
DOGS OF THE DOW FEBRUARY                                         3/1/01
DOGS OF THE DOW MARCH                                            3/1/01
DOGS OF THE DOW APRIL                                            3/1/01
DOGS OF THE DOW MAY                                              3/1/01
DOGS OF THE DOW JUNE                                             3/1/01
DOGS OF THE DOW JULY                                             3/1/01
DOGS OF THE DOW AUGUST                                           3/1/01
DOGS OF THE DOW SEPTEMBER                                        3/1/01
DOGS OF THE DOW OCTOBER                                          3/1/01
DOGS OF THE DOW NOVEMBER                                         3/1/01
DOGS OF THE DOW DECEMBER                                         3/1/01


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DOMESTIC EQUITY FUNDS
---------------------                       Multiple Classes - Each class is an additional 25% of the
                                            charge of the initial class.

                                            Extraordinary services - quoted separately
                                                  Conversion - one month's fee

Under $5 Million (per fund)
---------------------------
$15,000 per fund                            NOTE - All schedules subject to change depending upon the
                                            use of derivatives - options, futures, short sales, etc.
Over $5 Million (per fund)
--------------------------                  All fees are billed monthly plus out-of-pocket expenses,
$30,000 for the first $100 million          including pricing service:
1.25 basis point on the next $200 million
 .75 basis point on the balance              Domestic and Canadian Equities - $.15
                                            Options - $.15
                                            Corp/Gov/Agency Bonds                     $.50
                                            CMO's - $.80
                                            International Equities and Bonds  - $.50
                                            Municipal Bonds - $.80
                                            Money Market Instruments - $.80
                                            Mutual Funds - $125/fund/mo

                                            Factor Services (BondBuyer)
                                                     Per CMO-$1.50/month
                                                     Per Mortgage Backed-$0.25/month
                                                     Minimum-$300/month
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